SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                               (Amendment No. __)*


                               A123 Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03739T-10-8
                            ------------------------
                                 (CUSIP Number)


                                December 31, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [ ] Rule 13d-1(c)

                  [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 2
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  GE Capital Equity Investments, Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0 (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            6,512,034  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            6,512,034  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,512,034  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.4%  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------




                                     Page 2

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 3
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  GE Capital CFE, Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0 (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            800,945 (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0 (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            800,945 (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  800,945  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.8%  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------



                                     Page 3

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 4
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  GPSF Securities, Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0  (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            900,277  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            900,277  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  900,277  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.9%  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------



                                     Page 4

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 5
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  Heller Financial Leasing, Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0 (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            59,766  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            59,766  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  59,766  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------



                                     Page 5

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 6
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  General Electric Capital Corporation

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0  (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            8,273,022*  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.1%*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------


*Includes all shares of common stock of the Issuer beneficially owned by GE
Capital Equity Investments, Inc., GE Capital CFE, Inc., GPSF Securities, Inc., and Heller Financial Leasing, Inc.



                                     Page 6

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 7
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  General Electric Capital Services, Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0  (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            8,273,022*  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.1%*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------


*Includes all shares of common stock of the Issuer beneficially owned by GE
Capital Equity Investments, Inc., GE Capital CFE, Inc., GPSF Securities, Inc., and Heller Financial Leasing, Inc.



                                     Page 7

--------------------------------------------                                              -----------------------------------------
           CUSIP No. 03739T-10-8                                 13G                                        Page 8
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS

                  General Electric Company

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0  (See Item 4)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            8,273,022*  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0  (See Item 4)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,273,022*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.1%*  (See Item 4)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO; HC
-------------- --------------------------------------------------------------------------------------------------------------------


*Includes all shares of common stock of the Issuer beneficially owned by GE Capital Equity Investments, Inc., GE Capital CFE, Inc., GPSF Securities, Inc., and Heller Financial Leasing, Inc.

Item 1(a).  Name of Issuer:

         A123 Systems, Inc. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

         Arsenal on the Charles, 321 Arsenal Street, Watertown, Massachusetts 02472

Item 2(a).  Name of Person Filing:

         This statement is being filed by each of:

                  GE Capital Equity Investments, Inc. ("GECEI")
                  GE Capital CFE, Inc. ("GECFE")
                  GPSF Securities, Inc. ("GPSF")
                  Heller Financial Leasing, Inc. ("Heller Leasing") General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")

         Each of GECEI, GECFE, GPSF and Heller Leasing is a direct or indirect wholly-owned subsidiary of GE Capital. GE Capital is a subsidiary of GECS. GECS is a wholly-owned subsidiary of GE.

         GECEI, GECFE, GPSF, Heller Leasing, GE Capital, GECS, and GE are referred to herein collectively as the "Reporting Persons".

         An agreement among the Reporting Persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit 1.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         The principal business offices of GECEI, GECFE, GPSF, and Heller Leasing are located at 201 Merritt 7, Norwalk, Connecticut 06851. The principal business offices of GE Capital, GECS and GE are located at 3135 Easton Turnpike, Fairfield, Connecticut 06828.

Item 2(c).  Citizenship:

         Each of GECEI, GECFE, GPSF, Heller Leasing, GE Capital, and GECS is a Delaware corporation. GE is a New York corporation.

Item 2(d).  Title and Class of Securities:

         Common stock, $0.001 par value per share, of the Issuer (the "Common Stock")

Item 2(e).  CUSIP Number:

         03739T-10-8

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

         (j) [ ]  A non-U.S. institution in accordance with Rule
                  13d-1(b)(1)(ii)(J)

         (k) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(K)

         If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.  Ownership.

         (a) The responses of the Reporting Persons to Row (9) of the cover pages of this Schedule 13G are incorporated herein by reference.

         (b) The responses of the Reporting Persons to Row (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of December 31, 2009, and February 15, 2010, GECEI, GECFE, GPSF, and Heller Leasing beneficially owned in the aggregate 8,273,022 shares of Common Stock, representing approximately 8.1% of the shares of Common Stock outstanding (based on the number of shares outstanding as of November 9, 2009, as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2009). GE Capital, GECS and GE may be deemed to beneficially own the shares of Common Stock owned by GECEI, GECFE, GPSF, and Heller Leasing.

         (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Schedule 13G are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications.

         (a) - (c)         Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 2010
                                  GE CAPITAL EQUITY INVESTMENTS, INC.

                                  By: /s/ Michael S. Fisher
                                      -----------------------------------------
                                      Name: Michael S. Fisher
                                      Title: Sr. Managing Director


                                  GE CAPITAL CFE, INC.

                                  By: /s/ Michael S. Fisher
                                      -----------------------------------------
                                      Name: Michael S. Fisher
                                      Title: Senior Vice President


                                  GPSF SECURITIES, INC.

                                  By: /s/ Michael S. Fisher
                                      -----------------------------------------
                                      Name: Michael S. Fisher
                                      Title: Vice President


                                  HELLER FINANCIAL LEASING, INC.

                                  By: /s/ Michael S. Fisher
                                      -----------------------------------------
                                      Name: Michael S. Fisher
                                      Title: Authorized Signatory

                                  GENERAL ELECTRIC CAPITAL CORPORATION


                                  By: /s/ Barbara A. Lane
                                      -----------------------------------------
                                      Name: Barbara A. Lane
                                      Title: Attorney-in-Fact


                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                  By: /s/ Barbara A. Lane
                                      -----------------------------------------
                                      Name: Barbara A. Lane
                                      Title: Attorney-in-Fact


                                  GENERAL ELECTRIC COMPANY

                                  By: /s/ Barbara A. Lane
                                      -----------------------------------------
                                      Name: Barbara A. Lane
                                      Title: Attorney-in-Fact

                                  EXHIBIT INDEX


     Exhibit No.                             Description
     -----------                             -----------

          1 Joint Filing Agreement, dated February 16, 2010, by and among the Reporting Persons

          2           Power of Attorney (General Electric Capital Corporation)

          3           Power of Attorney (General Electric Capital Services,
                      Inc.)

          4           Power of Attorney (General Electric Company)